EXHIBIT 3.11

Amalgamation  Number  1509851


                             ARTICLES OF ARRANGEMENT
                              STATUS D'ARRANGEMENT

1.     The  name of the corporation is:      Denomination sociale de le societe:

INTERNATIONAL  PURSUIT  CORPORATION

2.     The  new name of the corporation      Nouvelle denomination sociale de al
       (if changed by the  arrangement:)     societe si elle est modifiee par
                                             suite de  l'arrangement:

       APOLLO  GOLD  CORPORATION

3.     Date of incorporation/amalgamation:   Date de la constitution ou  de  la
                                             fusion:

                                   1936/06/30
                               (Year, Month, Day)
                               (annee, mois, jour)

4.     The arrangement has been approved     Les actionnaires de le societe  ont
       by the shareholders of the            approuve l'arrangement conformement
       corporation in accordance with        a l'article 182 de le Loi sur les
       section 182 of the Business           societes par actions.
       Corporations Act.

5.     A copy of the arrangement these       Une copie de l'arrangement
       is attached to these articles as      constitue  l'annexe  'A'.
       Exhibit "A".

6.     The arrangement was approved by       Le cour a approuve l'arrangement le
       the court on

                                   2002/06/20
                               (Year, Month, Day)
                               (annee, mois, jour)

     and a certified copy of the Order       une copie certifiee conforme de
     of the court is attached to these       l'ordonnance de la cour constitue
     these articles as Exhibit "B".          l'annexe 'B'.

7.   The terms and conditions to which       Les conditions que l'ordonnance
     the scheme is made subject by the       impose au projet d'arrangement ont
     Order have been complied with.          etc. respectees.

These articles are signed in duplicate       Les presents status sont signes  en
                                             double exemplaire.

                                       INTERNATIONAL PURSUIT CORPORATION
                                       ---------------------------------
                                             (Name of Corporation)
                                     (Denomination sociale de le societe)


                       By/Par:  /s/  Ross W. Francis
                              --------------------------------------------------
                             (Signature) Ross W. Francis (Description of Office)
                             (Signature) Director         (Fonction)

                                   EXHIBIT "A"

                               PLAN OF ARRANGEMENT
                               -------------------

                        ARRANGEMENT UNDER SECTION 182 OF
                     THE BUSINESS CORPORATIONS ACT (ONTARIO)

SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(1)  "ACT"  means  the  Business  Corporations  Act  (Ontario),  as  amended;

(2) "APOLLO" means Apollo Gold Corporation, the company to be formed by the merger of Pursuit and Nevoro pursuant to the terms of this Agreement and the Plan of Arrangement;

(3) "APOLLO BONUS PLAN" means stock bonus plan of Apollo to be established as of the Effective Date for the senior executives of Apollo;

(4) "APOLLO COMMON SHARES" means the common shares without par value in the authorized capital of Apollo;

(5) "APOLLO INCENTIVE OPTION PLAN" means the stock option incentive plan of Apollo to be established as of the Effective Date for the directors, officers and key employees of Apollo;

(6) "APOLLO WARRANTS" means the share purchase warrants to be issued in exchange for the Pursuit Warrants pursuant to the Plan of Arrangement, each whole warrant entitling the holder to acquire one Apollo Common Share at an exercise price of U.S.$1.60 per share until March 21, 2004;

(7) "ARRANGEMENT" means the arrangement involving Pursuit, the Pursuit Shareholders and Nevoro, pursuant to Section 182 of the Act on the terms and conditions set out herein and in accordance with the Arrangement Agreement;

(8) "ARRANGEMENT AGREEMENT" means the statutory arrangement agreement dated June 21, 2002 between Nevoro and Pursuit to which this Plan of Arrangement is attached as Appendix 1, as the same may be supplemented or amended from time to time;

(9) "BUSINESS DAY" means a day which is not a Saturday, Sunday or Statutory holiday in the Province of Ontario;

(10) "COURT"  means  the  Ontario  Superior  Court  of  Justice;

(11) "DIRECTOR"  means  the  Director  under  the  Act;

(12) "EFFECTIVE  DATE"  means  the  date  on which the certified copies of Final
     Order and Arrangement Agreement, including the Plan of Arrangement, are accepted for filing by the Director under the Act giving effect to the Arrangement;

(13) "EFFECTIVE  TIME"  means  12:01  a.m., Toronto time, on the Effective Date;

(14) "FINAL ORDER" means the final order of the Court approving the Arrangement pursuant to the Act;

(15) "HOLDER" means, when not qualified by the adjective "registered", the person entitled to a share hereunder whether or not registered or entitled to be registered in respect thereof in the register of shareholders of Pursuit or Nevoro, as the case may be;

(16) "INTERIM  ORDER"  means  the  interim  order  of  the Court pursuant to the
     application   therefor  contemplated  by  Section  4.3  of  the Arrangement
     Agreement;

(17) "MEETING" means the annual and special meeting of the Pursuit Shareholders and any adjournment or postponement thereof, to be held to consider, among other things, and, if deemed advisable, approve the Arrangement;

(18) "NEVORO" means Nevoro Gold Corporation, a company continued under the laws of the Province of Ontario;

(19) "NEVORO COMMON SHARES" means the shares without par value in the authorized capital of Nevoro;

(20) "PLAN OF ARRANGEMENT" means this plan of arrangement, as it may be amended from time to time in accordance with section 5.1 hereof;

(21) "PURSUIT" means International Pursuit Corporation, a corporation incorporated under the laws of the Province of Ontario;

(22) "PURSUIT COMMON SHARES" means the common shares without par value in the authorized capital of Pursuit;

(23) "PURSUIT COMPENSATION WARRANTS" means the share purchase warrants issued by Pursuit to BMO Nesbitt Burns Inc. and Griffiths McBurney & Partners on March 21, 2002, each compensation warrant entitling the holder to acquire one Pursuit Common Share at a price of U.S.$1.60 until March 21, 2004;

(24) "PURSUIT   DEBENTURES"   means   the  presently  outstanding  0.0%  secured
     convertible debentures of Pursuit in the aggregate principal amount of U.S.$23 million, which each U.S.$1,000 principal amount of debentures entitling the holder thereof to acquire 1,250 Pursuit Common Shares and
     312.50 Pursuit Warrants in accordance with the terms and conditions thereof;

(25) "PURSUIT OPTIONS" means the rights (whether or not vested) to purchase Pursuit Common Shares which are presently or from time to time outstanding;

(26) "PURSUIT SHAREHOLDERS" means the holders of the outstanding Pursuit Common Shares;

(27) "PURSUIT WARRANTS" means the share purchase warrants issuable upon conversion of the Pursuit Debentures, each whole warrant entitling the holder to acquire one Pursuit Common Share at an exercise price of U.S.$1.60 per share until March 21, 2004;

(28) "SUBSIDIARY" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a Subsidiary;

(29) "TRANSFER  AGENT"  means  CIBC  Mellon  Trust  Company;

(30) "TSX"  means  the  Toronto  Stock  Exchange;  and

(31) "1933  ACT"  means  the  United  States Securities Act of 1933, as amended.

1.2  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS

     The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Plan of Arrangement. Unless otherwise specifically indicated, the terms "this Plan of Arrangement", "hereof", "herein", "hereunder" and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3  NUMBER  AND  GENDER

     In this Plan or Arrangement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing persons shall include firms and corporations.

1.4  MEANING

     Words and phrases used herein and defined in the Act shall have the same meaning herein as in the Act unless the context otherwise requires.

1.5  STATUTES

     A reference to a statute shall be deemed to include every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation.

1.6  CURRENCY

     All references to currency herein are to lawful money of Canada unless otherwise specified herein.

SECTION 2 - ARRANGEMENT AGREEMENT

2.1  ARRANGEMENT AGREEMENT

     This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

SECTION 3 - THE ARRANGEMENT

3.1  EXCHANGE OF SHARES

     As at the Effective Time, the following will occur and be deemed to occur in the following order without any further act or formality and with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

     (a) the outstanding Pursuit Common Shares (excluding for greater certainty, any Pursuit Common Shares issued pursuant to the conversion of the Pursuit Debentures) shall be consolidated (the "Pursuit Share Consolidation") on a basis of one (1) Pursuit Common Share for each
          43.57   Pursuit   Common   Shares   previously  held  by  the  Pursuit
          Shareholders;

     (b) the terms of each of the outstanding Pursuit Options will be amended to: (i) consolidate the number of Pursuit Shares which the holder of the Pursuit Option is entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and (ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitles the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

     (c) all of the outstanding Pursuit Debentures shall be converted into the underlying Pursuit Common Shares and Pursuit Warrants;

     (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Common Shares outstanding on the Effective Date will be exchanged for Apollo Common Shares on the basis of one (1) Apollo Common Share for each one (1) Pursuit Common Share held;

     (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) will be exchanged for options (the "Apollo Options") to acquire Apollo Shares on the basis of one Apollo Option for each Pursuit Option held;

     (f) all Pursuit Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Warrant held;

     (g) all Pursuit Compensation Warrants outstanding on the Effective Date will be exchanged for Apollo Warrants on the basis of one (1) Apollo Warrant for each one (1) Pursuit Compensation Warrant held;

     (h) all Nevoro Common Shares outstanding on the Effective Date will be exchanged for an aggregate of 1,970,000 Apollo Common Shares;

     (i) Pursuit and Nevoro shall be amalgamated and the operations of Pursuit and Nevoro will be merged to form Apollo, on the terms and subject to the conditions contained in this Plan of Arrangement and the Arrangement Agreement; and

     (j) the exchanges and other matters provided in this Section 3.1 shall be deemed to occur notwithstanding that the procedures therefore may not be completed until after the Effective Date.

3.2  OTHER  MATTERS

     On the Effective Date, as soon as reasonably practical after completion of the steps necessary to effect the Arrangement set out in paragraph 3.1 above, without any additional action on the part of the Pursuit Shareholders:

     (a) the name of the entity formed by the amalgamation of Pursuit and Nevoro shall be "Apollo Gold Corporation";

     (b) the articles of Apollo shall contain substantially the same terms as the articles of incorporation of Pursuit (as amended), including; without limiting the generality of the foregoing the following provisions.

          (i) the authorized capital of Apollo shall consist of an unlimited number of common shares;

          (ii) the registered office of Apollo shall be: 175 Bloor Street East, North Tower, Suite 710, Toronto, Ontario M4W 3R8;

         (iii) the directors of Apollo shall have the ability between annual meetings of shareholders of Apollo, to appoint one or more additional directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of additional directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

     (c) the by-laws of Apollo shall contain substantially the same terms as the by-laws (as amended) of Pursuit;

     (d) The following persons will be appointed to, or confirmed as, directors and officers of Apollo:

          Name                 Position
          ----                 --------
          R. David  Russell    Director, President and Chief Executive Officer
          Donald S. Robson     Director, Vice President and Chief Financial
                               Officer
          Richard F. Nanna     Vice  President,  Exploration
          Neil Woodyer         Director
          Charles E. Stott     Director
          G. W. Thompson       Director

     (e) the current share option plan of Pursuit shall continue as the share option plan for the directors, officers and employees of Apollo;

     (f) Apollo shall establish the Apollo Incentive Option Plan and will grant to the key employees, officers and directors of Apollo (as determined by the board of directors of Apollo) options (the "Arrangement Options") to acquire an aggregate of 2,780,412 Apollo Common Shares at an exercise price of U.S.$0.80 per share. The Arrangement Options will vest at to an aggregate of 695,103 shares every six months for a period of 24 months following the Effective Date; and

     (g) Apollo shall establish the Apollo Bonus Plan pursuant to which R. David Russell, Donald S. Robson and Richard F. Nanna (the "Eligible Executives") will be entitled to receive Apollo Common Shares (the "Bonus Shares") in consideration for their services as senior executive of Apollo. The Bonus Shares will be issued to the Eligible Executives at the discretion of the board of directors of Apollo based upon the prescribed performance criteria set out in the Bonus Plan during the two years following the Effective Date and will not exceed 530,000 Apollo Common Shares in the aggregate.

3.3  ARRANGEMENT EFFECTIVENESS

     The Arrangement shall become finally and conclusively binding on the Pursuit Shareholders and each of the corporations referred to above upon the acceptance by the Director of a certified copy of the Final Order and the Arrangement Agreement, together with any other required documents necessary to give effect to the Arrangement, and shall thereupon be deemed as of the Effective Time.

3.4  DEEMED FULLY PAID AND NON-ACCESSABLE SHARES

     All Apollo Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-accessable shares for all purposes of Ontario law.

3.5  SUPPLEMENTARY  ACTIONS

     Notwithstanding that the transactions and events set out in Section 3.1 shall occur and shall be deemed to occur in the order therein set out without any act or formality, each of Pursuit and Nevoro shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events set out in Section 3.1, including without limitation, any resolutions of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor and any necessary addition to or deletions from share registers.

SECTION 4 - CERTIFICATES AND DOCUMENTATION

4.1  ENTITLEMENT  TO  APOLLO  COMMON  SHARE  CERTIFICATES

     From and after the Effective Time, the former Pursuit Shareholders (including, for greater certainty, former Holders of Pursuit Debentures) shall be entitled to receive share certificates representing Apollo Common Shares on the basis set forth in subsections 3.1(c) hereof.

4.2  FRACTIONAL SHARES

     No fractional shares will be issued by Apollo and no cash will be paid in lieu thereof. Any fraction resulting will be rounded to the nearest whole number with fractions of one half or greater being rounded to the next higher whole number and fractions of less than one half being rounded to the next lower number.

4.3  ENTITLEMENT TO WARRANTS

     After the Effective Date, Holders of outstanding Pursuit Warrants and Pursuit Compensation Warrants shall be entitled to receive documentation evidencing the Apollo Warrants on the exchange ratio and with corresponding changes to the exercise prices based on the exchange ratio set out in subsection 3.1(f) and 3.1(g), respectively.

4.4  SHARE CERTIFICATES

     As soon as reasonably practicable after the Effective Date, Apollo shall forward to each former holder of Pursuit Common Shares and Nevoro Common Shares as at the Effective Date, at the address of such Holder as it appears on the register for such Holders, a letter of transmittal and instructions for obtaining delivery of the certificate or certificates representing Apollo Common Shares issuable to such holder pursuant to the Arrangement. Former Holders of Pursuit Common Shares and Nevoro Common Shares may take delivery of the certificate or certificates representing The Apollo Common Shares issued to them pursuant to the Arrangement by delivering the certificates representing the Pursuit Common Shares or the Nevoro Common Shares (as applicable) formerly held by them to the Transfer Agent at the office of the Transfer Agent indicated in the letter of transmittal. Such certificates shall be accompanied by a properly completed letter of transmittal together with such other documents as the Transfer Agent may require and the certificates representing Apollo Common Shares issued to former Holders of Pursuit Common Shares and Nevoro Common Shares shall be registered in such name or names and delivered to such address or addresses as such Holders may direct in such letter of transmittal as soon as reasonably practicable after receipt by the Transfer Agent of the required documents.

4.5  LIMITATION  PERIOD

     Any certificate formerly representing Pursuit Common Shares or Nevoro Common Shares not deposited with all other documents as provided in Section 4.4 hereof on or prior to the date which is six years after the Effective Date shall cease to represent a right or claim of any kind or nature whatsoever as against it or in Apollo, Pursuit, Nevoro or the Transfer Agent. The Apollo Common Shares issued to the former holder of any such certificate shall be deemed to be surrendered to Apollo together with all dividends and distributions thereon held for such holder and shall be and remain the sole property of Apollo.

4.6  EFFECTIVENESS  OF  TRANSFER

     The transfers and exchanges referred to in subsection 3.1 will be effective notwithstanding that no stock power of attorney or other transfer instrument has been executed or delivered by any holder of any of the securities so transferred or exchanged and such transfers or exchanges will be effective notwithstanding that no certificates representing any of the securities which are the subject of such transfers and exchanges are issued.

SECTION 5 - AMENDMENT

5.1  AMENDMENT

     (a) Pursuit reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any amendment, modification or supplement must be (i) set out in writing, (ii) consented to by Nevoro, (iii) filed with the Court and, (iv) if made following the Meeting approved by the Court and communicated to Holders of Pursuit Common Shares in the manner directed by the Court (if so required).

     (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Pursuit any time prior to or at the Meeting (provided that Nevoro shall have consented thereto) with or without any other prior notice of communication and, if so proposed and accepted by the Person voting at the Meeting (other than as required under the Interim Order), shall become part of the Plan of Arrangement for all purposes.

     (c) Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Pursuit and Nevoro, and (ii) if required by the Court, it is consented to by Holders of the Pursuit Common Shares voting in the manner directed by the Court.

SECTION 6 - FURTHER ASSURANCES

6.1  OTHER  DOCUMENTS  AND  INSTRUMENTS

     Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, Pursuit and Nevoro agree to make, do and execute, or cause and cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein including, without limitation, any resolutions of directors authorizing the issue, exchange, transfer, purchase for cancellation or donation of shares and any share transfer powers evidencing the transfer of shares and any receipts therefore.

                                   EXHIBIT "B"

                           Court File No.:  02-CL-4512


                                     ONTARIO
                            SUPERIOR COURT OF JUSTICE
                                 COMMERCIAL LIST

THE HONOURABLE JUSTICE SPENCE          )      THURSDAY, THE 20TH
                                       )
                                       )      DAY OF JUNE, 2002

     IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO), R.S.O. 1990, CHAPTER B. 16, AS AMENDED, AND AN APPLICATION UNDER RULE 14.05(2) AND RULE 14.05(3)(f) AND RULE 38 OF THE RULES OF CIVIL PROCEDURE


     AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENTS INVOLVING INTERNATIONAL PURSUIT CORPORATION

                        INTERNATIONAL PURSUIT CORPORATION

                                      ORDER

          THIS APPLICATION made by the Applicant, International Pursuit Corporation ("Pursuit") for an Order approving a Plan of Arrangement proposed by the Applicant and described in the Information Circular of Pursuit, (the "Arrangement") was heard this day at the Court House, 393 University Avenue, Toronto, Ontario.

     UPON READING the Notice of Application, the Affidavit of Stephen R. Dattels sworn May 21, 2002 and the exhibits attached thereto, the Affidavit of Ross Francis sworn June 18, 2002 and the exhibits attached thereto, and the Interim Order of the Honourable Madam Justice Greer dated May 13, 2002, and on hearing the submissions of counsel for the Applicant, and counsel for Nevoro Gold Corporation, no one appearing on behalf of any of the shareholders of Pursuit although properly served as appears from the Order of the Honourable Madam

Justice Greer dated May 13, 2002 and from the Affidavit of Ross Francis sworn June 18, 2002 and on it appearing that the terms and conditions of the proposed Arrangement of Pursuit are fair and reasonable to the shareholders of Pursuit.

1.   THIS COURT ORDERS THAT the Arrangement be and is hereby approved.



                                 /s/  Donald Rust
                                 -----------------------------
                                         Local Registrar